Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2022 First-Quarter Results

OVERLAND PARK, Kan. (Feb. 8) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2022 first-quarter results.

HIGHLIGHTS

•Achieved consolidated year-over-year revenue growth of 7%
•Higher North America bid season commitments drove increased Salt segment revenue year over year despite weaker winter weather in the quarter
•Average sales price for the company's Protassium+® sulfate of potash (SOP) product strengthened to approximately $660 per ton, an increase of 5% sequentially and 20% year over year, supported by a strong fertilizer macro environment
•Continued to advance company's lithium development; anticipate achieving additional milestones in 2022, including selecting a direct lithium extraction (DLE) technology provider as well as completing both a front-end-loaded (FEL-1) level engineering estimate of operating costs and capital intensity and a third-party life cycle assessment (LCA) of lithium development scenarios under consideration
•Bolstered senior management team and board of directors through addition of key executives with deep industry and advanced battery supply chain experience, including Lorin Crenshaw, chief financial officer; Chris Yandell, head of lithium; and Gareth Joyce, independent director
•Reduced fiscal 2022 adjusted EBITDA guidance to a range of $200 million to $235 million largely due to trends in the company's Salt segment, and reduced capital spending guidance by $25 million from prior expectations to $100 million to $110 million

All amounts in this press release represent results from continuing operations, except for amounts pertaining to the condensed consolidated statements of cash flows which include results from South America and North American micronutrient discontinued operations, unless otherwise noted.

RESULTS

(From continuing operations; in millions, except per share data)	Three Months Ended December 31, 2021
Revenue	$331.5
Operating earnings	20.4
Adjusted EBITDA[1]	58.4
Net earnings	7.9
Net earnings per diluted share	0.23
Adjusted net earnings[1]	13.0
Adjusted net earnings[1] per diluted share	0.38
1Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports First Quarter Earnings

“Our expanded Salt commitments allowed us to deliver revenue growth during the quarter despite a slow start to the winter weather season, while positioning us to capitalize on the prospect of more normalized weather demand during the balance of the season,” said Kevin S. Crutchfield, president and CEO. “We expect inflationary pressures and higher logistical costs to dampen our underlying earnings potential over the course of the fiscal year. In response, we are focused on offsetting these costs through continued pricing actions in our Plant Nutrition and consumer and industrial businesses, as well as throughout the upcoming highway salt bid season. Concurrently, as we advance our growth strategy into attractive, adjacent markets – lithium and next-generation fire retardants – I am confident these actions should result in attractive returns on capital, driving long-term value for shareholders.”

Fiscal 2022 first-quarter consolidated revenue grew 7% year over year, driven primarily by an increase in highway deicing sales volumes of 27%, a 9% improvement in consumer and industrial (C&I) sales volumes, and higher Plant Nutrition and C&I pricing. Operating earnings for fiscal 2022 first quarter decreased $7.7 million, while adjusted EBITDA was lower by $3.6 million year over year, primarily due to higher shipping and handling expenses and product costs.

SALT SEGMENT SUMMARY
Salt segment fiscal 2022 first-quarter revenue totaled $273.9 million, up 20% year over year, driven by a 24% increase in sales volumes, partially offset by a 3% decline in average sales price. Both the highway deicing and C&I businesses delivered volume growth, despite below average snow events in the company's primary North American markets during the reporting period. Salt segment average sales price was impacted by a 1% decline in highway deicing average sales price, partially offset by a 3% increase in C&I average sales price year over year. Broad-based price increases were implemented across most C&I product categories, primarily in response to the high-inflation environment.

Salt segment operating earnings in the fiscal 2022 first quarter decreased $5.1 million to $39.4 million year over year, while EBITDA fell $6.3 million to $55.6 million over the same period. Salt segment operating margin was 14% in the fiscal 2022 first quarter, down from 19% in the prior year, and EBITDA margin decreased to 20% from 27%, primarily due to higher distribution expenses and product costs.

Winter Weather Effect
As previously announced, Compass Minerals reported 29 snow events during the fiscal 2022 first quarter in the 11 cities the company tracks, compared to 45 snow events during the prior-year comparable period and the ten-year average of 41.9 events. The company estimates these variations from average winter weather had a negative impact on fiscal 2022 first-quarter sales and operating earnings, as detailed in the table below.

Compass Minerals Reports First Quarter Earnings

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended December 31,
	2021	2020
Favorable (unfavorable) to average weather: Sales	$(22) to $(26)	$(60) to $(70)
Operating earnings	$(5) to $(8)	$(22) to $(27)

PLANT NUTRITION SEGMENT SUMMARY
Plant Nutrition segment fiscal 2022 first-quarter revenue totaled $54.6 million, down 30% year over year, driven by lower sales volumes, partially offset by a 20% increase in average sales price. Fiscal 2022 first-quarter operating earnings increased $6.2 million year over year to $9.5 million, primarily due to higher pricing and lower per-unit cash costs, while EBITDA totaled $18.3 million compared to $12.3 million in the prior-year period. Fiscal 2022 first-quarter operating margin was 17% compared to 4% in the prior year and EBITDA margin was 34% compared to 16% in the prior year, both driven primarily by higher pricing.

CASH FLOW
Net cash used in operating activities amounted to $14.3 million for the three months ended Dec. 31, 2021, up $1.0 million year over year.

Net cash used in investing activities was $41.2 million for the three months ended Dec. 31, 2021, up $18.2 million year over year, primarily driven by the initial payment for the previously announced acquisition of an additional ownership interest in Fortress North America, a next-generation fire retardant company. This was partially offset by $7.5 million less capital spending during the period compared to the prior-year period.

Net cash provided by financing activities was $63.3 million for the three months ended Dec. 31, 2021, up $41.2 million year over year, reflecting a combination of lower dividends paid and short-term borrowings to fund investing activities described above.

The company ended the quarter with $187.5 million of liquidity, which includes $28.9 million in cash and cash equivalents and $158.6 million of availability under its $300 million revolving credit facility.

OUTLOOK
The company has lowered its fiscal 2022 outlook for adjusted EBITDA to a range of $200 million to $235 million, largely due to trends in its Salt segment, and has lowered its fiscal 2022 first-half Salt segment EBITDA guidance to $120 million to $160 million. These trends include a combination of (i) higher shipping and distribution costs due to inflationary pressures primarily in the C&I business; (ii) a relatively weak start to winter; and (iii) higher costs to serve and position highway deicing products in certain of the company's southern U.S. markets, primarily due to an outage taken earlier than originally planned at the Cote Blanche mine. Plant Nutrition guidance remains unchanged. On a year-over-year basis, the company continues to expect SOP pricing strength in the fiscal 2022 first half to more than

Compass Minerals Reports First Quarter Earnings

offset lower sales volumes, resulting in improved Plant Nutrition margins and profitability. The company reduced its capital expenditure guidance by $25 million to a range of $100 million to $110 million to offset inflationary pressures the company continues to experience and in line with its current earnings outlook, reflecting an agile capital allocation approach.

FISCAL 2022 Guidance (for continuing operations):
	1H FY22	FY22
Consolidated
Adjusted EBITDA		$200 million to $235 million
Salt Segment
Volume		11.8 million to 12.8 million tons
Revenue	$590 million to $690 million
EBITDA	$120 million to $160 million
Plant Nutrition Segment
Volume		280,000 to 320,000 tons
Revenue	$85 million to $110 million
EBITDA	$25 million to $35 million
Corporate
Corporate and other expense[1]		$65 million to $70 million
Interest expense		$55 million to $60 million
Depreciation, depletion and amortization		$115 million to $120 million
Capital expenditures		$100 million to $110 million
Effective tax rate		14% to 17%
1Excludes depreciation, amortization and stock-based compensation.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wed., Feb. 9, at 8:30 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 1-888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 1-646-960-0469. An audio replay of the call will be available on the company’s website.

A corporate presentation with fiscal 2022 first-quarter performance results will also be available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. And its specialty chemical business serves the water treatment industry and other industrial processes. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 15 production and packaging

Compass Minerals Reports First Quarter Earnings

facilities with more than 2,000 employees throughout the U.S., Canada, the U.K. and Brazil. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Douglas Kris	Rick Axthelm
Senior Director of Investor Relations	Chief Public Affairs and Sustainability Officer
+1.917.797.4967	+1.913.344.9198
krisd@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about development of the company’s lithium resource, including DLE technology provider selection as well as completion of an FEL-1 engineering estimate and a third-party LCA; ability to capitalize on demand, offset costs, deliver returns and drive value; Salt segment trends; costs; inflation; pricing; and the company’s outlook for the first half of fiscal 2022 and fiscal 2022, including its expectations regarding adjusted EBITDA, volume, revenue, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America, (vi) the timing and the outcome of the sale process for the company’s South America chemicals business, and (vii) impacts of the COVID-19 pandemic. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and its Quarterly Report on Form 10-Q for the quarter ended Dec. 31, 2021 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including

Compass Minerals Reports First Quarter Earnings

assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Adjusted Net Earnings (unaudited, in millions)
	Three Months Ended December 31,
	2021	2020
Net earnings from continuing operations	$7.9	$14.7
Executive transition costs, net of tax(1)	2.8	—
Costs related to SEC investigation, net of tax(2)	2.3	1.2
Adjusted net earnings from continuing operations	$13.0	$15.9

Net earnings from continuing operations per diluted share	$0.23	$0.42
Adjusted net earnings from continuing operations per diluted share	$0.38	$0.45
Weighted-average common shares outstanding (in thousands):
Diluted	34,089	33,977
(1)    The company incurred severance and other costs related to executive transition of $3.3 million ($2.8 million net of tax).
(2)    The company incurred costs related to the ongoing SEC investigation of $3.1 million and $1.6 million ($2.3 million and $1.2 million net of tax) in the three months ended December 31, 2021 and 2020, respectively.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended December 31,
	2021	2020
Operating earnings	$20.4	$28.1
Executive transition costs(1)	3.3	—
Costs related to SEC investigation(2)	3.1	1.6
Adjusted operating earnings	$26.8	$29.7
Sales	331.5	309.2
Operating margin	6.2%	9.1%
Adjusted operating margin	8.1%	9.6%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred costs related to the ongoing SEC investigation.

Compass Minerals Reports First Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended December 31,
	2021	2020
Net earnings from continuing operations	$7.9	$14.7
Interest expense	13.9	15.5
Income tax benefit	(1.2)	(8.4)
Depreciation, depletion and amortization	28.3	30.1
EBITDA from continuing operations	48.9	51.9
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	3.2	2.1
(Gain) loss on foreign exchange	(0.4)	6.2
Executive transition costs(1)	3.8	—
Costs related to SEC investigation(2)	3.1	1.6
Other (income) expense, net	(0.2)	0.2
Adjusted EBITDA from continuing operations	58.4	62.0
Adjusted EBITDA from discontinued operations	8.6	25.7
Adjusted EBITDA including discontinued operations	$67.0	$87.7
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred costs related to the ongoing SEC investigation.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended December 31,
	2021	2020
Sales	$273.9	$228.5
Operating earnings	$39.4	$44.5
Operating margin	14.4%	19.5%
EBITDA(1)	$55.6	$61.9
EBITDA(1) margin	20.3%	27.1%
Sales volumes (in thousands of tons):
Highway deicing	2,807	2,204
Consumer and industrial	633	579
Total salt	3,440	2,783
Average sales prices (per ton):
Highway deicing	$58.34	$59.20
Consumer and industrial	$174.00	$169.30
Total salt	$79.63	$82.10
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended December 31,
	2021	2020
Reported GAAP segment operating earnings	$39.4	$44.5
Depreciation, depletion and amortization	16.2	17.4
Segment EBITDA	$55.6	$61.9
Segment sales	273.9	228.5
Segment EBITDA margin	20.3%	27.1%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended December 31,
	2021	2020
Sales	$54.6	$78.2
Operating earnings	$9.5	$3.3
Operating margin	17.4%	4.2%
EBITDA(1)	$18.3	$12.3
EBITDA(1) margin	33.5%	15.7%
Sales volumes (in thousands of tons)	83	143
Average sales price (per ton)	$660	$548
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended December 31,
	2021	2020
Reported GAAP segment operating earnings	$9.5	$3.3
Depreciation, depletion and amortization	8.8	9.0
Segment EBITDA	$18.3	$12.3
Segment sales	54.6	78.2
Segment EBITDA margin	33.5%	15.7%

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended December 31,
	2021	2020
Sales	$331.5	$309.2
Shipping and handling cost	95.7	75.7
Product cost	175.9	175.0
Gross profit	59.9	58.5
Selling, general and administrative expenses	39.5	30.4
Operating earnings	20.4	28.1
Other expense (income):
Interest expense	13.9	15.5
(Gain) loss on foreign exchange	(0.4)	6.2
Other expense, net	0.2	0.1
Earnings from continuing operations before income taxes	6.7	6.3
Income tax benefit from continuing operations	(1.2)	(8.4)
Net earnings from continuing operations	7.9	14.7
Net (loss) earnings from discontinued operations	(5.5)	13.4
Net earnings	$2.4	$28.1

Basic net earnings from continuing operations per common share	$0.23	$0.42
Basic net (loss) earnings from discontinued operations per common share	(0.16)	0.40
Basic net earnings per common share	$0.07	$0.82

Diluted net earnings from continuing operations per common share	$0.23	$0.42
Diluted net (loss) earnings from discontinued operations per common share	(0.16)	0.40
Diluted net earnings per common share	$0.07	$0.81
Weighted-average common shares outstanding (in thousands):(1)
Basic	34,060	33,958
Diluted	34,089	33,977
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 430,000 and 378,000 weighted participating securities for the three months ended December 31, 2021 and 2020, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31,	September 30,
	2021	2021
ASSETS
Cash and cash equivalents	$20.3	$18.1
Receivables, net	199.7	132.8
Inventories	307.7	321.7
Current assets held for sale	5.7	9.9
Other current assets	51.8	48.9
Property, plant and equipment, net	814.3	830.5
Intangible and other noncurrent assets	293.6	269.0
Total assets	$1,693.1	$1,630.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$—
Current liabilities held for sale	9.4	9.6
Other current liabilities	188.0	185.8
Long-term debt, net of current portion	1,004.9	935.4
Deferred income taxes and other noncurrent liabilities	202.8	207.0
Total stockholders' equity	288.0	293.1
Total liabilities and stockholders' equity	$1,693.1	$1,630.9

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended December 31,
	2021	2020
Net cash used in operating activities(1)	$(14.3)	$(13.3)

Cash flows from investing activities:
Capital expenditures(2)	(14.5)	(22.0)
Equity method investments	(28.2)	(0.8)
Other, net	1.5	(0.2)

Net cash used in investing activities	(41.2)	(23.0)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	162.4	155.7
Principal payments on revolving credit facility borrowings	(122.8)	(125.6)
Proceeds from issuance of long-term debt	32.5	49.7
Principal payments on long-term debt	(3.3)	(32.5)
Dividends paid	(5.3)	(24.9)
Proceeds from stock option exercised	0.2	0.2
Shares withheld to satisfy employee tax obligations	—	(0.1)
Other, net	(0.4)	(0.4)

Net cash provided by financing activities	63.3	22.1
Effect of exchange rate changes on cash and cash equivalents	0.1	1.1
Net change in cash and cash equivalents	7.9	(13.1)
Cash and cash equivalents, beginning of the year	21.0	34.1

Cash and cash equivalents, end of period	28.9	21.0
Less: cash and cash equivalents included in current assets held for sale	(8.6)	(10.5)
Cash and cash equivalents of continuing operations, end of period	$20.3	$10.5
(1)Includes cash flows provided by (used in) discontinued operations of $5.0 million and $(8.9) million in 2021 and 2020, respectively.
(2)Includes capital expenditures of $0.7 million and $3.7 million related to discontinued operations in 2021 and 2020, respectively.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended December 31, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$273.9	$54.6	$3.0	$331.5
Intersegment sales	—	2.4	(2.4)	—
Shipping and handling cost	88.4	7.3	—	95.7
Operating earnings (loss)(2)	39.4	9.5	(28.5)	20.4
Depreciation, depletion and amortization	16.2	8.8	3.3	28.3
Total assets (as of end of period)	1,035.4	445.3	206.7	1,687.4

Three Months Ended December 31, 2020	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$228.5	$78.2	$2.5	$309.2
Intersegment sales	—	2.4	(2.4)	—
Shipping and handling cost	63.9	11.8	—	75.7
Operating earnings (loss)(2)	44.5	3.3	(19.7)	28.1
Depreciation, depletion and amortization	17.4	9.0	3.7	30.1
Total assets (as of end of period)	1,018.8	495.6	136.5	1,650.9
(1)    Corporate and other includes corporate entities, records management operations, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results for the three months ended December 31, 2021 include executive transition costs of $3.3 million and costs related to the ongoing SEC investigation of $3.1 million. In addition, the three months ended December 31, 2020 included costs related to the ongoing SEC investigation of $1.6 million.